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                                                                  Exhibit 10.55




                                 Patent License


         WHEREAS: PREP-TECHNOLOGY CORP. ("PREP-TECH") desires to obtain a license under certain patents and patents pending which are owned by American Dental Technologies, Inc. ("ADT"), and ADT is willing to license such patents to PREP-TECH.

         NOW THEREFORE, the parties agree as follows:

         1. ADT hereby grants to PREP-TECH, a nonexclusive license under U.S. Patent No. 5,275,561 and U.S. Patent No. 5,330,354, U.S. Patent No. 5,350,299
and U.S. Patent No. 5,525,058 and any foreign counterparts, reexaminations, reissues, continuations-in-part based on the disclosures of the patents listed in this paragraph 1, for the life of such patents to make, use, lease and sell PREP-TECH'S air abrasive dental models and future models provided they do not infringe any non-dental patents or non-dental patent applications of ADT (for example helical feed mechanisms) throughout the world, but excluding Japan, presently covered by agreements between ADT and Denics Co., Ltd., a/k/a Dental Innovative Corporation, a Japanese corporation. Except as set forth in the following sentence, the license granted in this paragraph 1 is non-transferable by assignment, sublicense or other means of transfer provided, further, that during the period in which PREP-TECH is licensed under this Agreement, PREP-TECH shall have the right to have the products of this paragraph 1 manufactured by a third party solely for PREP-TECH. PREP-TECH may transfer this license to another party (except for Kreativ, Inc., its affiliates, successors or assignees) in connection with the sale of the company or its air abrasion business. Such transferee must assume the obligations hereunder and confirm the validity of the patents covered by this Agreement. The license in this paragraph 1 is subject to the payment provided in paragraph 2 of this Agreement.

                                    Payments

         2. Beginning March 1, 1998, PREP-TECH, or its permitted successor or assignee, shall pay to ADT a royalty on the net sales price (defined as gross sales price less freight, duties and excise taxes) on all abrasive products used for cavity preparations manufactured, sold or leased by PREP-TECH, or its permitted successor or assignee, which are manufactured (by or on behalf of PREP-TECH), sold or leased in a country in which ADT, presently or in the future, owns or controls patents or patent applications on any dental air abrasive products or methods of treatment, until the expiration of all such patents/patent applications. For air abrasive products used for cavity preparations which have an electro mechanically operated system and which are covered by either U.S. Patent No. 5,275,561, U.S. Patent 5,330,354 or U.S Patent 5,350,299, or U.S. Patent No. 5,525,058 or any of their foreign counterparts or continuations-in-part, the royalty shall be **. For all other air abrasive products used for cavity preparation, such as completely pneumatic systems, the royalty shall be **. In the event that PREP-TECH manufactures or has manufactured on its behalf, and sells or leases air abrasive products used for cavity preparations wholly within a country where ADT holds no such patents or patent applications or where all such patents have expired, then no such payments shall be required. The payments required under this paragraph 2 of this Agreement shall accrue when the subject products are delivered, invoiced or paid for, which ever occurs first. All payments shall be made in U.S. dollars.




        **Redacted confidential information has been filed separately with the SEC pursuant to Rule 24b-2.


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                            Payment Date and Records

         3. PREP-TECH shall make the payments required in paragraph 2 of this Agreement on February 15th, May 15th, August 15th, and November 15th for the preceding accounting quarter. PREP-TECH shall keep accurate books and records reflecting transactions made under this Agreement and shall make reports at the time of such payments fully supporting the calculation of payments made, including the number of units sold or leased and the sales price used to determine payments. ADT shall have the right to inspect such books and records through an independent certified accountant, not to exceed one such audit per year. Past due payments shall bear interest at the highest lawful rate from the due date.

                                   Termination

         4. ADT may terminate the license granted by paragraph 1 of this Agreement only in the event of a material breach of this Agreement by PREP-TECH, and then only if, upon receiving notice of such breach, PREP-TECH fails to cure such breach within thirty (30) days of such notice; such right of termination shall not be in lieu of other remedies such as specific performance.

                                 Patent Marking

         5. PREP-TECH shall apply statutory notice to its air abrasive units sold in the United States substantially as follows: "This unit and its use is protected by one or more of the following U.S. Patents:
5,275,561; 5,330,354; 5,350,299; and 5,525,058."

                                  Favored Rate
         6. PREP-TECH royalty rates will be lowered in a most favorable rate relationship with ADT for air abrasive units.

                                  Private Label

         7. PREP-TECH shall have the right to "private label" the licensed air abrasive cavity prep products it manufactures so long as the appropriate royalties are paid.

                                      Japan

         8. In the event ADT acquires patents rights for Japan, this license will extend to Japan.

                                     Notice

         9. All notices required to be given under this Agreement shall be given in writing and shall be sent by regular mail, postage prepaid, certified mail or by recognized overnight express mail service to the parties at the addresses below.

If to ADT, to:
Ben J. Gallant
President and Chief Executive Officer
American Dental Technologies, Inc.
5555 Bear Lane
Corpus Christi, TX 78405
Tel:  (512) 289-1145 / Fax: (512) 289-5554

If to PREP-TECH to:
Joe Schaeffer
43204 Christy Street
Fremont, California 43204
Tel: (510) 440-8800 / Fax: (510) 440-8797


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                                Effect of Notices

         10. A notice sent pursuant to paragraph 9 of this Agreement shall be deemed given on the date it is mailed, unless the intended recipient can establish that such notice was not timely received.

                       Governing Law and Collection Costs

         11. This Agreement is made in the County of Nueces, State of Texas, and shall be governed by the laws of the State of Texas without regard to its conflict of laws and principles. PREP-TECH agrees to pay any costs incurred by ADT in collecting royalties due hereunder or enforcing its rights hereunder, including attorney fees.

                                   Warranties

         12. Both parties represent that their undersigned representatives have the full power and authority to enter into this Agreement. ADT represents and warrants that it has the right and power to grant the license of paragraph 1 of this Agreement, but makes no other warranties whatsoever regarding the patents so licensed. PREP-TECH acknowledges the validity of the patents covered by this Agreement and agrees that it will not challenge the validity, or institute any proceeding which may adversely affect the validity of the patents covered by this Agreement.

                             Relationship of Parties

         13. This Agreement is not intended by the parties to, and shall not, constitute or create a joint venture, partnership or other business organization and neither party shall be nor shall act as an agent of the other party. Neither party shall use the other party's name in any marketing efforts.

                                  Severability

         14. The invalidity of any provision of this Agreement shall not affect the validity of any other provision of this Agreement.

                               Complete Agreement

         15. This Agreement constitutes the entire agreement of the parties regarding this subject matter and supersedes any and all prior or contemporaneous oral or written agreements, understandings, negotiations or discussions among the parties regarding this subject matter. Any amendment or other modifications to this Agreement must be made in writing and must be duly executed by an authorized representative or agent of each party.

                                  Counterparts

         16. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

                        Permitted Successors and Assigns

         17. This Agreement, and all provisions herein, shall bind the parties and their permitted successors and permitted assigns.

AMERICAN DENTAL                                           PREP-TECHNOLOGY CORP.
TECHNOLOGIES, INC.

/S/  Ben J. Gallant                                       /s/ Joe W. Shaffer
President and Chief Executive Officer                     President
Date:  06/29/98                                           Date:  06/25/98